As filed with the Securities and Exchange Commission on December __, 2002.
                                           Registration Statement No.  _________
===============================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                               ConAgra Foods, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                                         47-0248710
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                            Identification No.)

                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001
                                 (402) 595-4000

          (Address, including zip code, and telephone number, including area code, of registrant's principal corporate offices)

                               James P. O'Donnell
              Executive Vice President and Chief Financial Officer
                               ConAgra Foods, Inc.
                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001
                                 (402) 595-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   Copies to:
                            David L. Hefflinger, Esq.
                      McGrath North Mullin & Kratz, PC LLO
                         Suite 3700 First National Tower
                                1601 Dodge Street
                              Omaha, Nebraska 68102
                            ------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------- -------------- --------------------------- -------------------------- ---------------------
 Title of each class of    Amount to be   Proposed maximum offering       Proposed maximum            Amount of
 securities to be         registered (2)      price per unit (3)            aggregate              registration fee
 registered(1)                                                            offering price (4)
-------------------------- -------------- --------------------------- -------------------------- ---------------------
Common Stock (5)
Preferred Stock
Debt Securities .....      $4,000,000,000           _____                  $4,000,000,000              $368,000
-------------------------- -------------- --------------------------- -------------------------- ---------------------

(1) Such indeterminate number or amount of common stock, preferred stock or debt securities of ConAgra Foods, Inc. as may be issued from time to time at indeterminate prices.

(2) In no event will the aggregate initial offering price of the common stock, preferred stock and debt securities exceed $4,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

(3) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933. The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with, and at the time of, the issuance by the registrant of the securities registered hereunder.

(4) Estimated solely for the purpose of calculating the registration fee.

(5) This registration statement also applies to preferred share purchase rights which are attached to and trade with each share of common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATES AS NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL BE EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS



                                 $4,000,000,000

                               CONAGRA FOODS, INC.

                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK

                          ----------------------------





         We may offer and issue debt securities and shares of our common stock and preferred stock from time to time. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will describe in a prospectus supplement, which must accompany this prospectus, the specific terms of the securities and the specific manner in which we will offer the securities.

         Our common stock is listed on the New York Stock Exchange under the symbol "CAG." On __________, 2002, the closing price of our common stock was $_____ per share.


                          ----------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                             -----------------------


         We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.




                   The date of this prospectus is __________, 2002.

                                TABLE OF CONTENTS

About This Prospectus....................................................2
Forward-Looking Statements...............................................2
The Company..............................................................3
Pro Forma Effect of SFAS No. 142 Adoption................................4
Use of Proceeds..........................................................4
Ratio of Earnings to Fixed Charges.......................................5
Description of Debt Securities...........................................5
Description of Capital Stock............................................16
Plan of Distribution....................................................19
Experts.................................................................20
Legal Matters...........................................................20
Where You Can Find More Information.....................................21


                              ABOUT THIS PROSPECTUS

     This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") under the shelf registration process. We may sell debt securities, preferred stock and common stock. The total sales of all securities sold under this prospectus, however, may not exceed $4,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

         You should rely only on the information contained in this prospectus, in the accompanying prospectus supplement and in material we file with the SEC. We have not authorized anyone to provide you with any other information that is different. We are offering to sell, and seeking offers to buy, the securities described in the prospectus only where offers and sales are permitted. The information contained in this prospectus, the prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and the prospectus supplement or of any sale of the securities.


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, including statements in the documents incorporated by reference in this prospectus. The statements reflect management's current views and estimates of future economic circumstances, industry conditions, our performance and financial results. The statements are based on many assumptions and factors including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments. Any changes in these assumptions or factors could produce significantly different results.

                                   THE COMPANY

     We are a leading packaged food company providing branded and value-added products for a wide variety of retail, food services and ingredients food customers. We report our financial results in four reportable segments: Packaged Foods, Food Ingredients, Meat Processing and Agricultural Products.

    In the Packaged Foods segment, we produce shelf-stable foods, frozen and refrigerated foods which are processed and packaged for sales primarily to retail and foodservice customers. Shelf stable major brands include Hunt's, Healthy Choice, Chef Boyardee, Wesson, Orville Redenbacher's, PAM, Slim Jim, Act II, Peter Pan, Van Camp's, Gulden's, Beanee Weenee, Manwich, Hunt's Snack Pack, Swiss Miss, Knott's Berry Farm, Bumble, La Choy, Gebhardt, David's, Wolf Brand, Pemmican, Penrose and Andy Capp's. Shelf-stable products include tomato products, pasta products, cooking oils, popcorn, soup, puddings, meat snacks, canned beans, canned pasta, tuna, canned chili, cocoa mixes and peanut butter for retail, foodservice, institutional and specialty market customers.

     Frozen food major brands include Healthy Choice, Banquet, Marie Callender's, Kid Cuisine, MaMa Rosa's, Papa G's, Gilardi's, Lamb Weston, Holly Ridge, Fernando's, Rosarita, The Max, Morton, Patio, LaChoy, Artel and Wolfgang Puck. Frozen food products include dinners, pizzas, entrees, snacks, ice cream, potato products, hand-held doughbased products and seafood for retail, foodservice, institutional and specialty market customers.

     Refrigerated food major brands include Armour, Butterball, Cook's, Country Pride, Decker, Eckrich, Healthy Choice, To-Ricos, Texas BBQ, Ready Crisp, Casa de Oro, Hebrew National, Brown `N Serve, Golden Star, Lightlife, National Deli, Parkay, Blue Bonnet, Fleischmann's, Egg Beaters, County Line, Reddi-wip and Treasure Cave. Refrigerated food products include hot dogs, bacon, ham, sausages,  cold cuts,  turkey  products,  ethnic foods,  kosher  products,  meat alternative products (e.g., soy-based hot dogs and patties) tablespreads, cheeses, egg alternatives and dessert toppings for retail, foodservice, institutional and specialty market customers.

     The Food Ingredients segment includes our nongrain-based ingredients, such as processed seasonings, blends and flavorings and spices as well as grain-based items which are processed for ingredient use.

     In our Meat Processing segment, we produce and market fresh chicken for retail and foodservice customers.

     In the Agricultural Products segment, our major crop inputs business distributes crop protection chemicals, fertilizers, seeds and information services at wholesale and retail levels. Major brands include Clean Crop, ACA, Savage, Shotgun, Saber, Signature and Loveland Industries. Within this segment, we also merchandise, originate, market and trade agricultural and energy commodities and byproducts.

     Over time, acquisitions and operations have contributed to our sales and earnings growth. Our more significant acquisitions have included Beatrice Company in 1990, Golden Valley Microwave Foods in 1992 and International Home Foods in 2001. In recent years, ConAgra Foods has been pursuing a strategy to improve margins and returns with a focus on branded and value-added food products. In September 2002, the company sold a controlling interest in its fresh beef and pork operations to Swift Foods Company.

     We are a Delaware corporation with executive offices located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone (402) 595-4000.

                    PRO FORMA EFFECT OF SFAS NO. 142 ADOPTION

     We adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), at the beginning of fiscal 2003. SFAS 142 provides that goodwill and intangible assets with indefinite lives (such as brands and trademarks) which were previously amortized, will no longer be amortized, but instead will be tested for impairment of value on an annual basis. The following table shows, on a pro forma basis, what our net income and earnings per share would have been for the indicated periods, assuming SFAS No. 142 had been in effect for those periods:

                                                                               Fiscal Years Ending
Net Income (in millions):                                     May 2002              May 2001           May 2000
                                                              --------              --------           --------
Reported net income.......................................    $  783.0              $  638.6           $ 382.3
  Add goodwill amortization (net of tax)..................        97.6                  86.2              59.0
  Add brand/trademark amortization (net of tax)...........        18.8                  19.4               9.4
                                                              ----------            ----------         ----------
Adjusted net income.......................................    $  899.4              $  744.2           $ 450.7
                                                              ==========            ==========         ==========

Earnings per share - basic:

Reported net income.......................................    $   1.48              $   1.24           $   0.80
  Add goodwill amortization (net of tax)..................        0.19                  0.17               0.12
  Add brand/trademark amortization (net of tax)...........        0.04                  0.04               0.02
                                                              ---------             ---------          ---------
Adjusted net income.......................................    $   1.71              $   1.45           $   0.94
                                                              =========             =========          =========

Earnings per share - diluted:

Reported net income.......................................    $   1.47              $   1.24           $   0.80
  Add goodwill amortization (net of tax)..................        0.18                  0.17               0.12
  Add brand/trademark amortization (net of tax)...........        0.04                  0.04               0.02
                                                              ---------             ---------          ---------
Adjusted net income.......................................    $   1.69              $   1.45           $   0.94
                                                              =========             =========          =========

                                 USE OF PROCEEDS

         Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities will be added to our general funds and may be used to:

          o    meet our working capital requirements;

          o    fund capital expenditures;

          o    repay   commercial  paper  and  repay  loans  under  bank  credit
               agreements; and

          o    repay other short and intermediate term borrowings.

         Until the net proceeds have been used, they will be invested in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for the periods indicated.

                                                  Thirteen Weeks Ended               Fiscal Years Ended May
                                                                           -------------------------------------------
                                                     August 25, 2002        2002     2001     2000    1999     1998
                                                     ---------------        ----     ----     ----    ----     ----
Ratio of Earnings to Fixed Charges............             4.2               3.3      2.9     2.3      2.3      3.1

     In  our  fiscal  year  ended  May  30,  1999,   pre-tax   income   includes
restructuring charges of $440.8 million. Excluding the charges, the ratio of earnings to fixed charges for 1999 is 3.2.

     In  our  fiscal  year  ended  May  28,  2000,   pre-tax   income   includes
restructuring and restructuring-related charges of $621.4 million. Excluding the charges, the ratio of earnings to fixed charges for 2000 is 3.6.

     In September 2002, the company transferred its fresh beef and pork processing business to a new venture, 54% owned by an investor group and 46% owned by the company. If the sale had occurred at the beginning of the fiscal year ended May 26, 2002, the ratio of earnings to fixed charges for 2002 would have been 3.2 and for the thirteen weeks ended August 25, 2002 the ratio of earnings to fixed charges would have been 3.9.

         For purposes of computing the above ratio of earnings to fixed charges, earnings consist of income before taxes and fixed charges. Fixed charges, for the purpose of computing earnings, are adjusted to exclude interest capitalized. Fixed charges include (1) interest on both long- and short-term debt, whether the interest is expensed or capitalized and including interest charged to cost-of-goods sold and (2) a portion of non-cancelable rental expense representative of the interest factor. The ratio is computed using the amounts for ConAgra Foods as a whole, including its majority-owned subsidiaries, and its proportionate share of any 50%-owned subsidiaries, whether or not ConAgra Foods guarantees obligations of the subsidiaries.


                         DESCRIPTION OF DEBT SECURITIES

Indentures

     Our debt securities will be issued under one of the following indentures:

     o a senior debt indenture, dated as of October 8, 1990, between us and JPMorgan Chase Bank, successor to The Chase Manhattan Bank, as trustee; or

     o a subordinated debt indenture, dated as of March 10, 1994, between us and U.S. Bank National Association, successor to First Trust National Association, as trustee.

     We refer to JPMorgan Chase Bank and U.S. Bank National Association in this prospectus as trustee or trustees.

Debt Securities May Be Senior or Subordinated

         We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under our subordinated debt indenture and will be subordinate and junior in right of payment to all of our senior indebtedness, as described below. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our senior debt indenture and our subordinated debt indenture individually as an "indenture" and collectively as the "indentures."

         We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities.

         Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to limitations on liens and limitations on sales and leasebacks, which are included in the senior debt indenture only, and to subordination, which are included in the subordinated debt indenture only.

General

         The indentures do not limit the amount of debentures, notes or other evidences of indebtedness that we may issue under the indentures. Debt securities may be issued under the indentures from time to time in one or more series.

         You should look in the prospectus supplement for the following terms of the debt securities:

     o classification as senior or subordinated debt securities and the specific designation of such securities;

     o    the aggregate principal amount and purchase price;

     o the currency in which the debt securities are denominated and/or in which principal, any premium and any interest are payable;

     o the date or dates on which the debt securities will mature and any right to extend such dates or dates;

     o the rate or rates, or the method by which such rate will be determined, at which the debt securities will bear interest, if any, and the dates on which any such interest will be payable;

     o the place or places where the principal of, interest and premium, if any, on the debt securities will be payable;

     o the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option or at your option;

     o whether the debt securities will be issued in registered form or bearer form and, if debt securities in bearer form are issued, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in bearer form;

     o whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

     o    provisions for a sinking, or purchase or analogous fund; and

     o any other specific terms of the debt securities, including any additional events of default or covenants with respect to debt securities, and any terms which may be required by or advisable under United States laws or regulations.

     You may present debt securities for exchange and you may present registered debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures. Debt securities in bearer form and any related coupons will be transferable by delivery.

     Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

     We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices or indices. You may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

     There are no covenants or other specific provisions in the indentures to afford protection to you in the event of a highly leveraged transaction or a change in control of ConAgra Foods, except to the limited extent described under the heading "Certain Covenants in the Senior Debt Indenture."

Subordination Provisions of the Subordinated Debt Indenture

     There are contractual provisions in the subordinated debt indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness.

     The subordinated debt indenture defines "senior indebtedness" generally as obligations of, or guaranteed or assumed by, ConAgra Foods for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or obligations. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the subordinated debt indenture.

     The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

     o of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

     o a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

     o there has occurred any other event of default with respect to senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, and that event of default has not been cured or waived or has not ceased to exist; or

     o that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

Certain Covenants in the Senior Debt Indenture

         The restrictions described in this section apply to the senior debt securities issued under the senior debt indenture unless the prospectus supplement states otherwise. If these restrictions apply to a series of senior debt securities, only a majority of the holders of such series can waive our compliance. See "Modification of the Indenture." The following definitions from the senior debt indenture are used in this section of the prospectus:

         The senior debt indenture defines "Attributable Debt" as the present value, determined as set forth in the senior debt indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

         The senior debt indenture defines "Consolidated Subsidiary" and "Consolidated Subsidiaries" to mean a subsidiary or subsidiaries of ours the accounts of which are consolidated with ours in accordance with generally accepted accounting principles.

         The senior debt indenture defines "Funded Indebtedness" as all Indebtedness of a corporation which would, in accordance with generally accepted accounting principles, be classified as funded indebtedness. Funded Indebtedness will also, in any event, include all Indebtedness, whether secured or unsecured, of a corporation which has a final maturity, or a maturity renewable or extendable at the option of the corporation, more than one year after the date as of which Funded Indebtedness is to be determined.

     The senior debt indenture defines "Indebtedness" as any and all of our obligations for money borrowed which in accordance with generally accepted accounting principles would be reflected on our balance sheet as a liability as of the date of which Indebtedness is to be determined.

     The senior debt indenture defines "Lien" as any mortgage, pledge, security interest or other lien or encumbrance.

     The senior debt indenture defines "Net Tangible Assets" as the total amount of assets of a corporation, both real and personal, less the sum of:

     o all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation's property as shown by the books of such corporation, other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which are excluded in calculating Net Tangible Assets; and

     o all indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves which have been deducted pursuant to the above bullet point, general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets which are excluded in calculating Net Tangible Assets.

     The definition of Net Tangible Assets excludes licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense.

     The senior debt indenture defines "Principal Property" to mean, as of any date, any building structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of our consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in our latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

     The senior debt indenture defines "Sale and Lease-Back Transactions" as any arrangement with any person providing for the leasing by us or any Consolidated Subsidiary of any Principal Property that we or any of our Consolidated Subsidiaries have sold or transferred or are about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Consolidated Subsidiary.

     Limitation on Liens

     The senior debt indenture states that, unless the terms of any series of senior debt securities provide otherwise, we will not and we will not permit any Consolidated Subsidiary to issue, assume or guarantee any Indebtedness secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns any Principal Property unless:

     o    we  provide  that the debt  securities  will be  secured  by such Lien
          equally  and  ratably   with  any  and  all  other   obligations   and
          indebtedness secured thereby; or

     o    the aggregate amount of

          o    all of our Indebtedness and of our Consolidated Subsidiaries,

          o together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in "Limitation on Sale and Lease-Back Transactions" below, does not exceed 10% of our consolidated Net Tangible Assets, as shown on the audited consolidated balance sheet contained in our latest annual report to our stockholders.

     This limitation on liens will not apply to:

     o    any Lien existing on any Principal Property on October 8, 1990;

     o any Lien created by a Consolidated Subsidiary in our favor or in favor of any wholly-owned Consolidated Subsidiary;

     o any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into us or a Consolidated Subsidiary;

     o any Lien on any asset which exists at the time of the acquisition of the asset;

     o any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement;

     o    any  Lien  incurred  in  connection   with   pollution   control,
          industrial revenue or any similar financing; or

     o any refinancing, extension, renewal or replacement of any of the Liens described under the heading Limitations on Liens if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets.

     Limitation on Sale and Lease-Back Transactions

     The senior debt indenture states that, unless the terms of any series of senior debt securities provide otherwise, neither we nor any Consolidated Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

     o the net proceeds to us or such Consolidated Subsidiary from the sale or transfer equals or exceeds the fair value, as determined by our board of directors, of the property so leased;

     o we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased as described under the heading "Limitation on Liens" above; or

     o within 90 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the fair value, as determined by our board of directors, of the property so leased to the retirement of Funded Indebtedness, other than Funded Indebtedness we were otherwise obligated to repay within such 90-day period.

Events of Default

     An "Event of Default" is defined under the indentures with respect to a series of debt securities as being:

     o our default in the payment of any installment of interest, when due, on any of the debt securities of such series and which default continues for a period of 30 days;

     o our default in the payment, when due, of the principal of, and any premium on, any of the debt securities of such series, whether the default in payment is at maturity, upon redemption, upon acceleration or otherwise;

     o our default in the performance or observance of any other term, covenant or agreement contained in the indentures, for a period of 90 days after written notice, as provided in the indentures, other than a default on a covenant included in the indentures solely for the benefit of a series of debt securities other than such series;

     o the occurrence of certain events of bankruptcy, insolvency or reorganization; or

     o our failure to comply with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to debt securities of such series.

     If an Event of Default due to the default in payment of principal of, or interest on, any series of debt securities or due to the default in the performance of any covenants or agreements applicable to the debt securities of such series but not applicable to all outstanding debt securities, occurs and is continuing, either the applicable trustee or the holders of 25% in principal amount of the debt securities of such series may then declare the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately. However, with respect to debt securities issued under the subordinated debt indenture, the payment of principal and interest on such debt securities of such series will remain subordinated to the extent provided in Article Thirteen of the subordinated debt indenture.

     If an Event of Default due to the default in the performance of any covenant or agreement in the indenture applicable to all outstanding debt securities or due to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, either the applicable trustee or the holders of 25% in principal amount of all debt securities then outstanding, treated as one class, may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately. However, with respect to debt securities issued under the subordinated debt indenture, the payment of principal and interest on such debt securities of such series will remain subordinated to the extent provided in Article Thirteen of the subordinated debt indenture.

     Under certain circumstances, the holders of a majority in principal amount of debt securities of a series may rescind a declaration that the principal and accrued interest on a series of debt securities are due and payable immediately or waive a past default. However, such holders may not waive a continuing default in the payment of any principal of, or interest on, the debt securities other than any principal which becomes due solely as a result of such declaration.

     The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustees, provided that such direction may not be in conflict with any rule of law or the indentures. Before proceeding to exercise any right or power under the indentures at the direction of such holders, the applicable trustee is entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by acting in compliance with any such direction.

     We furnish to the trustees annually a statement of certain of our officers to the effect that, to the best of their knowledge, we are not in default of the performance of the terms of the indentures or, if they have knowledge that we are in default, specifying the default.

     The indentures provide that no holder of debt securities of a series issued under the indentures may institute any action against us under the indentures, except actions for payment of overdue principal or interest, unless all of the following occurs:

     o the holder gives written notice to the applicable trustee of the continuing Event of Default;

     o    the holders of at least 25% in aggregate principal amount of such
          series  of  debt   securities  make  a  written  request  to  the
          applicable trustee to pursue the remedy;

     o such holder or holders offer the applicable trustee indemnity satisfactory to the trustee against any costs, liability, or expense which may be incurred;

     o the applicable trustee does not comply with the request within 60 days after receiving the request and the offer of indemnity; and

     o during such 60 day period, the holders of a majority in aggregate principal amount of such series of debt securities do not give the applicable trustee a direction that is inconsistent with the request.

     The indentures require the trustees to give all of the holders of outstanding debt securities of any series, notice of any default by us with respect to that series, unless the default has been cured or waived. Except in the case of a default in the payment of principal of, and any premium, or interest on any outstanding debt securities of that series or in the payment of any sinking fund installment, the trustees are entitled to withhold such notice in the event the board of directors, the executive committee or a trust committee of directors or certain officers of the trustees in good faith determines that withholding such notice is in the interest of the holders of the outstanding debt securities of that series.

Discharge and Defeasance

     The indentures will cease to be of further effect for debt securities of a series, except for certain obligations listed below, if:

     o we pay or cause to be paid the principal of and interest on all of the debt securities of such series as and when the same become due and payable;

     o all debt securities of such series previously authenticated and delivered are delivered by us to the trustees for cancellation; or

     o the debt securities of such series will become due and payable, or by their terms, become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption; and

          o we irrevocably deposit in trust with the applicable trustee , cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable and

          o we also pay or cause to be paid all other sums payable by us under the indenture with respect to the debt securities of such series.

     The trustees will execute documents acknowledging the satisfaction and discharge of the indentures with respect to the debt securities of such series upon our presentation to the applicable trustee of certain officers' certificates and counsel opinions as provided under the indentures.

     In addition to the discharge of the indentures as described above, we will be deemed to have paid and discharged the entire indebtedness on all debt securities of a series, except for certain obligations listed below, on the 121st day after the irrevocable deposit described below if:

     o we irrevocably deposit in trust with the applicable trustee solely for the benefit of the holders of the debt securities of such series, cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and the principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay the principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable;

     o such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

     o we have delivered to the applicable trustee an officers' certificate or an opinion of counsel satisfactory to the trustee to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and

     o we have delivered to the applicable trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent for relating to the defeasance have been complied with and the opinion of counsel also states that such deposit does not violate applicable law.

     Our obligations under the indentures for debt securities discharged in the manner described in this section of the prospectus continue with respect to:

     o the rights of registration of transfer and exchange of debt securities of such series and our rights of optional redemption, if any;

     o the substitution of mutilated, defaced, destroyed, lost or stolen debt securities of such series;

     o the rights of holders of debt securities of such series to receive payments of principal and interest on the original stated due dates, but not upon acceleration, and the remaining rights of the holders to receive mandatory sinking funds payments, if any;

     o    the rights and immunities of the trustees under the indentures;

     o the rights of the holders of the debt securities of such series with respect to the property deposited with the trustees payable to all or any of them; and

     o our obligation to maintain certain offices and agencies with respect to the debt securities of such series.

     In addition, with respect to the subordinated debt indenture, in order to be discharged:

     o there may be no event or condition described under "Subordination Provisions of the Subordinated Debt Indenture" above which would prevent us from making payments of principal of, and premium, if any, and interest on the subordinated debt securities issued under the subordinated debt indenture at the date of the irrevocable deposit referred to above or at any time during the period ending on the 121st day after such deposit date; and

     o we deliver to the trustee an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of senior indebtedness, and (2) after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally except that if a court were to rule under any such law in any case or proceeding that the trust refunds remained our property, then the trustee and the holders of the debt securities issued under the subordinated debt indenture would be entitled to certain rights as secured creditors in such trust funds.

Modification of the Indentures

     The indentures provide that we may enter into supplemental indentures with the applicable trustee without the consent of the holders of debt securities to:

     o    secure any debt securities;

     o    evidence the assumption by a successor corporation of our obligations;

     o    add  covenants  for  the   protection  of  the  holders  of  the  debt
          securities;

     o    cure any ambiguity or correct any inconsistency in the indentures;

     o    establish the form or terms of debt securities of any series; and

     o    evidence the acceptance of appointment by a successor trustee.

     The indentures also contain provisions permitting us and the trustees, with the consent of the holders of not less than a majority in principal amount of debt securities of all series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indentures or modify in any manner the rights of the holders of the debt securities of each series so affected, provided that we and the trustees may not, without the consent of each holder affected thereby:

     o    extend the final maturity of any debt security of such series;

     o reduce the principal amount of or interest on, any debt securities of such series;

     o change the currency in which the principal amount (including any amount in respect of original issue discount) or interest payable on any debt securities of such series is payable;

     o    reduce the amount of any debt  securities of such series,  which is an
          original  issue  discount  security,   payable  upon  acceleration  or
          provable in bankruptcy;

     o alter certain provisions of the indentures relating to the debt securities of such series not denominated in U.S. dollars;

     o impair the right to institute suit for the enforcement of any payment on any debt securities of such series when due; or

     o reduce the above-stated percentage of outstanding debt securities of such series the consent of whose holders is necessary to modify or amend and to waive certain provisions of or defaults under the indenture.

     In addition, the subordinated debt indenture may not be amended to alter the subordination of any of the outstanding subordinated debt securities issued under the subordinated debt indenture without the written consent of each holder of senior indebtedness then outstanding that would be adversely affected.

Consolidation, Merger, Conveyance or Transfer

     We may, without the consent of the trustees or the holders of debt securities, consolidate or merge with, or convey, transfer or lease our properties and assets substantially as an entirety to any other corporation, provided that any successor corporation is a corporation organized under the laws of the United States of America or any state thereof and that such successor corporation expressly assumes all our obligations under the debt securities and that certain other conditions are met, including there not being any default in the performance of any conditions or covenants under the indenture. Following such events, except in the case of a lease, we will be relieved of all obligations under the debt securities.

Applicable Law

     The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

     JPMorgan Chase Bank, successor to The Chase Manhattan Bank, is the trustee under the senior debt indenture and is also the trustee under a prior indenture between us and JPMorgan Chase Bank.

     The U.S. Bank National Association, successor to First Trust National Association, is the trustee under the subordinated debt indenture.

     JPMorgan Chase Bank and U.S. Bank National  Association are among a number
of  banks  with  which  we  and  our  subsidiaries   maintain  ordinary  banking
relationships and with which we and our subsidiaries maintain credit facilities.

Global Securities

     We may issue the debt securities of any series in the form of one or more fully registered global debt securities, referred to in this prospectus as a "global security." The global securities will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for debt securities in definitive registered form, the global securities may not be transferred except as a whole:

     o    by the depositary to a nominee of the depositary;

     o by a nominee of the depositary to the depositary or another nominee of the depositary; or

     o by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary of such global security ("participants") or persons that may hold interests through participants. Upon issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interest in such global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interest in global securities.

     So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of all securities represented by such global security for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the indentures. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedure of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or to take any action which a holder is entitled to give or take under the indentures, the depositary for such global security would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees or any paying agent for such debt securities will have any responsibility or liability for any aspect of the records to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interest in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form registered in "street names," and will be the responsibility of such participants.

     If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days or an Event of Default has occurred and is continuing with respect to such debt securities, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in such event, we will issue debt securities of such series in definitive form in exchange for the global securities or securities representing such debt securities.

     Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in global securities representing such debt securities may, on terms acceptable to us and the depositary for such global securities, receive such debt securities in definitive form. In any such instance, an owner of a beneficial interest in such global security will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only without coupons.


                          DESCRIPTION OF CAPITAL STOCK

General

         Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $5.00 per share; 150,000 shares of Class B preferred stock, $50.00 par value; 250,000 shares of Class C preferred stock, $100.00 par value; 1,100,000 shares of Class D preferred stock, without par value; and 16,550,000 shares of Class E preferred stock, without par value. On December 2, 2002 there were 536,979,514 shares of our common stock outstanding. No shares of preferred stock are currently issued and outstanding.

Dividends on Capital Stock

         ConAgra Foods Common Stock Dividend Policy. We have paid cash dividends on our common stock each year since 1976. Our present policy is to continue to pay quarterly cash dividends on our common stock. The payment of dividends and their amount will, however, be dependent upon our earnings, financial position, cash requirements and other factors deemed relevant by our board of directors in its discretion, including the satisfaction of preferred stock dividend requirements.

         Dividend Rights. The board of directors may declare and pay dividends on our common stock out of surplus or net profits. We anticipate that any issuance of preferred stock would contain provisions granting the shares so issued a preference over the common stock as to the payment of dividends.

Preferred Stock

         We may issue preferred stock in series with rights and preferences as authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock. Each prospectus supplement will describe, as to the preferred stock to which it relates:

          o    the title of the series;

          o    the voting rights of the holders of the preferred stock;

          o the dividends, if any, which will be payable with regard to the series;

          o    the terms, if any, on which the series may or will be redeemed;

          o the preference, if any, to which holders of the series will be entitled upon our liquidation;

          o whether the preferred stock is to be issued in the form of depositary shares and, if so, the depository for the preferred shares and the specific terms of the depositary arrangements;

          o the right, if any, of holders of the series to convert them into another class of our stock or securities; and

          o    any other material terms of the series.

Common Stock

         The holders of our common stock are entitled to one vote for each share. Upon liquidation, the holders of our common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

         The shares of our common stock offered under this prospectus will be fully paid and non-assessable. Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of ConAgra Foods.

Voting Rights in Specific Cases

         Article XIV of the ConAgra Foods certificate of incorporation requires, with specific exceptions, a 75% affirmative vote of ConAgra Foods stock to approve (1) a merger or consolidation with, (2) the issuance or transfer of securities of ConAgra Foods in exchange for assets, securities or cash to, or
(3) the sale of all or a substantial part of the assets of ConAgra Foods to, another person, corporation or other entity, that owns beneficially, directly or indirectly, 5% or more of ConAgra Foods' outstanding capital stock entitled to vote generally in the election of directors. The 75% voting requirement does not apply if a majority of the outstanding shares of all classes of capital stock of the other corporation entitled to vote generally in the election of directors, considered as one class, is owned of record or beneficially by ConAgra Foods or its subsidiaries, if the transaction was approved by a majority of ConAgra Foods' board of directors prior to the time that the other entity became a beneficial owner of 5% or more of ConAgra Foods' outstanding shares, or if the transaction is approved by a three-fourths vote of ConAgra Foods' board of directors at any time prior to its consummation.

         Article XV of the ConAgra Foods certificate of incorporation requires the approval of 95% of ConAgra Foods stock entitled to vote in the election of directors, voting as one class, for any business combination with any other entity, if, as of the applicable record date, the other entity is the beneficial owner directly or indirectly of 30% of the outstanding shares of ConAgra Foods stock entitled to vote. The 95% voting requirements shall be inapplicable if fair price, dividend, proxy, and other procedures detailed in Article XV have been observed by the other entity since it acquired 30% control. Article XV cannot be amended, altered, changed or repealed without a 95% vote of all stockholders of ConAgra Foods entitled to vote in an election of directors, considered as one class, unless the amendment, alteration, change or repeal is recommended to the stockholders by a vote of 80% of the directors who would be eligible to serve as "continuing directors" as that term is defined in Article XV.

         Article XVI of the ConAgra Foods certificate of incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of ConAgra Foods, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with ConAgra Foods.

         Article XVII of the ConAgra Foods certificate of incorporation requires that any action required or permitted to be taken by ConAgra Foods stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by the stockholders.

         Article XVIII of the ConAgra Foods certificate of incorporation provides in general that any direct or indirect purchase by ConAgra Foods or any subsidiary of ConAgra Foods of any of its voting stock, as defined in Article XVIII, or rights to acquire voting stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its voting stock, referred to in this paragraph as an interested stockholder, and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the voting stock, excluding voting stock held by an interested stockholder. Article XVIII is intended to prevent "greenmail," which is a term used to describe the accumulation of a block of a corporation's stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

         Article VII requires that our board of directors consist of nine to sixteen members divided into three classes of as nearly equal size as possible. The terms of the directors are staggered so that the terms of approximately one-third of the directors expire at each annual election of directors. The provisions of Article VII may not be amended without (1) the affirmative vote of 80% of all outstanding voting stock or (2) the affirmative vote of a majority of outstanding voting stock and the affirmative vote of at least 75% of the board of directors.

         The provisions of our certificate of incorporation described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of ConAgra Foods. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management. Furthermore, the provision for a classified board of directors may make more difficult removal of directors, even when removal is considered desirable.

Rights Dividend

         On July 12, 1996, our board of directors declared a dividend of one preferred share purchase right, referred to in this document as a right, for each outstanding share of our common stock for stockholders of record on July 24, 1996. The one right for each outstanding share of our common stock was adjusted to one-half right for each share effective October 1, 1997 following a two-for-one stock split of our common stock.

         The rights will expire on July 12, 2006. The rights are represented by the common stock certificates and are not exercisable or transferable apart from the common stock certificates except upon the occurrence of events described below. Pursuant to the rights agreement, the exercise price and the number of shares of preferred stock or other securities or other property issuable are subject to adjustment in the event of stock splits, stock dividends and other distributions and customary antidilution provisions. All shares of our common stock issued between July 24, 1996 and the earlier of (1) July 12, 2006, (2) the date on which the rights are redeemed and (3) a date generally ten days after a share acquisition date, as defined below, will receive rights.

         Each right entitles the registered holder to purchase from ConAgra Foods one one-thousandth of a share of Series A Junior Participating Class E preferred stock, without par value, of ConAgra Foods at a price of $200 per one one-thousandth of a share of preferred stock, subject to adjustment. The description and terms of the rights are set forth in a rights agreement dated as of July 12, 1996, as the same may be amended from time to time, between ConAgra Foods and ChaseMellon Shareholder Services, L.L.C., as rights agent.

         The rights become exercisable on the earlier to occur of (1) ten days following announcement that a person or group, referred to in this document as an acquiring person, has acquired 15% or more of the common stock, the date of the announcement being called the "share acquisition date", or (2) ten business days following the commencement of, or announcement of an intention to make, a tender offer for 15% or more of the common stock.

         Shares of preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 2000 times the dividend declared per share of the common stock. In the event of the liquidation, dissolution or winding up of ConAgra Foods, the holders of the preferred stock will be entitled to a minimum preferential payment of $100 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 2000 times the payment made per share of the common stock. Each share of preferred stock will have 2000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, each share of preferred stock will be entitled to receive 2000 times the amount received per share of the common stock.

         Because of the nature of the preferred stock's dividend, liquidation, voting and other rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of two shares of our common stock.

         In the event that any person or group becomes an acquiring person, the rights agreement provides that each holder of a right, other than an acquiring person, will subsequently have the right to receive, upon exercise, shares of our common stock having a value of twice the exercise price of the right.

         In the event that, after a person or group has become an acquiring person, (1) ConAgra Foods engages in a merger or other business combination transaction in which ConAgra Foods is not the surviving company or (2) 50% or more of ConAgra Foods' assets or earning power is sold, the rights agreement provides that each holder of a right shall subsequently have the right to receive, upon exercise, shares of common stock of the acquiring company having a value of twice the exercise price of the right.

         At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by the acquiring person of 50% or more of the outstanding shares of our common stock, our board of directors may exchange the rights, other than rights owned by the acquiring person which will have become void, in whole or in part, for shares of the common stock or preferred stock, or a series of ConAgra Foods' preferred stock having equivalent rights, preferences and privileges.

         At any time on or prior to the share acquisition date, ConAgra Foods may redeem the rights at a redemption price of $.01 per right.


                              PLAN OF DISTRIBUTION

         We may sell the securities in and outside the United States:

          o    directly to purchasers;

          o    through agents;

          o    through underwriters; and

          o    through dealers.

         We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the prospectus supplement relating to such offering how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations.

         We may directly solicit offers to purchase securities, or we may designate agents to solicit offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

         If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to the offering their names and the terms of our agreement with them.

         If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

         Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against some types of civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

         If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by the types of purchasers specified in the prospectus supplement to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the offers.

         Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.


                                     EXPERTS

         The financial statements and the related financial statements schedule of ConAgra Foods, Inc. as of May 26, 2002 and May 27, 2001, and for each of the three years in the period ended May 26, 2002, incorporated in this prospectus by reference from the company's Annual Report on Form 10-K for the year ended May 26, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph relating to change in methods of accounting for derivative instruments and other hedging activities in 2002 and revenue recognition relating to the shipping terms for certain of its product sales, retailer sales incentives, and consumer sales incentives in 2001), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon on our behalf by McGrath North Mullin & Kratz, PC LLO, Omaha, Nebraska 68102.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the contents of the documents, you should obtain the documents yourself by following the procedures described below.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement that contains this prospectus, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

         We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this prospectus and information that we file subsequently with the SEC will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the Registration Statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

          o    Annual Report on Form 10-K for the year ended May 26, 2002;

          o Quarterly Report on Form 10-Q for the quarter ended August 25, 2002;

          o Current Reports on Form 8-K dated August 23, 2002, September 3, 2002, and September 19, 2002; and

          o The description of ConAgra Food's common stock contained in registration statements on Form 8-A filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                  Investor Relations Department
                  ConAgra Foods, Inc.
                  One ConAgra Drive
                  Omaha, Nebraska 68102-5001
                  (402) 595-4157

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth estimated expenses to be incurred by ConAgra Foods in connection with the offering described in this registration statement:

         Item                                                   Amount
Registration Fee                                              $  368,000
Printing Expenses*                                            $   35,000
Accounting Fees and Expenses*                                 $   10,000
Legal Fees and Expenses*                                      $   25,000
Trustee Fees*                                                 $    6,000
Rating Agency                                                 $  250,000
Miscellaneous Expenses*                                       $    6,000

   TOTAL                                                      $  700,000*
-----------------
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to Article V of the Certificate of Incorporation of ConAgra Foods, ConAgra Foods shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnity and reimburse pursuant thereto. No director shall be liable to ConAgra Foods or its stockholders for monetary damages for breach of fiduciary duty as a director. A director shall continue to be liable for (1) any breach of a director's duty of loyalty to ConAgra Foods or its stockholders;
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (4) any transaction from which the director derived an improper personal benefit.

         The by-laws of ConAgra Foods provide for indemnification of ConAgra Foods officers and directors against all expenses, liabilities or losses reasonably incurred or suffered by the officer or director, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving ConAgra Foods in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of ConAgra Foods.

         ConAgra Foods also maintains a director and officer insurance policy which insures the officers and directors of ConAgra Foods and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.

ITEM 16.  LIST OF EXHIBITS.

Exhibit
Number                        Description

1.1 Form of Underwriting Agreement, incorporated by reference to Exhibit 1.1 of ConAgra Foods' Registration Statement on Form S-3 (33-55626).

4.1 ConAgra Foods' Certificate of Incorporation, as amended, incorporated by reference to Exhibit 3.1 of ConAgra Foods' Quarterly Report on Form 10-Q for the quarter ended August 27, 2000.

4.2 ConAgra Foods' Bylaws, as amended, incorporated by reference to Exhibit 3.1 of ConAgra Foods' Quarterly Report on Form 10-Q for the quarter ended February 24, 2002.

4.3 Rights Agreement dated July 12, 1996, Certificate of Adjustment dated October 1, 1997 and Amendment dated July 10, 1998, incorporated by reference to Exhibit 4.1 of ConAgra Foods' Annual Report on Form 10-K for the fiscal year ended May 27, 2001.

4.4 Indenture dated as of October 8, 1990, between ConAgra Foods and JPMorgan Chase Bank, successor to The Chase Manhattan Bank, as trustee, incorporated by reference to Exhibit 4.1 of ConAgra Foods' Registration Statement on Form S-3 (33-36967).

4.5 Indenture dated as of March 10, 1994, between ConAgra Foods and U.S. Bank National Association, successor to First Trust National Association, as trustee, and supplements thereto, incorporated by reference to Exhibit 4.7 of ConAgra Foods' Registration Statement on Form S-3 (333-49296).

4.6 Form of Supplemental Indenture, incorporated by reference to Exhibit 4.14 of ConAgra Foods' Registration Statement on Form S-3 (33-56973).

4.7 Form of Notes, incorporated by reference to Exhibit 4.2 of ConAgra Foods' Registration Statement on Form S-3 (33-55626).

4.8 Form of Common Stock Certificate, incorporated by reference to Exhibit 4.6 of ConAgra Foods' Registration Statement on Form S-8 (333-46960).

5.1  Opinion of McGrath North Mullin & Kratz, PC LLO.

12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges, incorporated by reference to Exhibit 12 of ConAgra Foods' Annual Report on Form 10-K for the fiscal year ended May 26, 2002 and Quarterly Report on Form 10-Q for the quarter ended August 25, 2002.

12.2 Statement Regarding Computation of Pro Forma Ratio of Earnings to Fixed Charges.

23.1 Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5.1).

23.2 Consent of Deloitte & Touche LLP.

24   Powers of Attorney.

25.1 Form T-1 Statement of Eligibility for JPMorgan Chase Bank, as trustee.

25.2 Form T-1 Statement of Eligibility for U.S. Bank National Association, as trustee.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1) and (a)(2) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant, ConAgra Foods, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 13th of December, 2002.

                                          CONAGRA FOODS, INC.


                                          By:  /s/ Bruce C. Rohde
                                              -----------------------------
                                              Chairman, Chief Executive Officer
                                                and President

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities indicated on the 13th day of December, 2002.

Signature                                     Title

 /s/ Bruce C. Rohde       Chairman, Chief Executive Officer and President
-----------------------
Bruce C. Rohde

 /s/ James P. O'Donnell   Executive Vice President, Chief Financial Officer and
-----------------------     Corporate Secretary
James P. O'Donnell

 /s/ Dwight J. Goslee     Executive Vice President, Operations Control and
-----------------------     Development
Dwight J. Goslee

 /s/ Jay D. Bolding       Senior Vice President and Controller
-----------------------
Jay D. Bolding

David H. Batchelder*                                 Director
Mogens Bay*                                          Director
Howard G. Buffett*                                   Director
John T. Chain, Jr.*                                  Director
Alice B. Hayes*                                      Director
W.G. Jurgensen*                                      Director
Robert A. Krane*                                     Director
Mark Rauenhorst*                                     Director
Carl E. Reichardt*                                   Director
Ronald W.  Roskens*                                  Director
Kenneth E.  Stinson*                                 Director

*Bruce C. Rohde, by signing his name hereto, signs this Registration Statement on behalf of each of the persons indicated. A Power-of-Attorney authorizing Bruce C. Rohde to sign this Registration Statement on behalf of each of the indicated Directors of ConAgra Foods, Inc. is filed hereto as Exhibit 24.

                                             By:  /s/ Bruce C. Rohde
                                                 --------------------------
                                                 Bruce C. Rohde
                                                 Attorney-In-Fact

                                INDEX OF EXHIBITS

Exhibit
Number                             Description                         PAGE

1.1 Form of Underwriting Agreement, incorporated by reference to Exhibit 1.1 of ConAgra Foods' Registration Statement on Form S-3 (33-55626).

4.1 ConAgra Foods' Certificate of Incorporation, as amended, incorporated by reference to Exhibit 3.1 of ConAgra Foods' Quarterly Report on Form 10-Q for the quarter ended August 27, 2000.

4.2 ConAgra Foods' Bylaws, as amended, incorporated by reference to Exhibit 3.1 of ConAgra Foods' Quarterly Report on Form 10-Q for the quarter ended February 24, 2002.

4.3 Rights Agreement dated July 12, 1996, Certificate of Adjustment dated October 1, 1997 and Amendment dated July 10, 1998, incorporated by reference to Exhibit 4.1 of ConAgra Foods' Annual Report on Form 10-K for the fiscal year ended May 27, 2001.

4.4 Indenture dated as of October 8, 1990, between ConAgra Foods and JPMorgan Chase Bank, successor to The Chase Manhattan Bank, as trustee, incorporated by reference to Exhibit 4.1 of ConAgra Foods' Registration Statement on Form S-3 (33-36967).

4.5 Indenture dated as of March 10, 1994, between ConAgra Foods and U.S. Bank National Association, successor to First Trust National Association, as trustee, and supplements thereto, incorporated by reference to Exhibit 4.7 of ConAgra Foods' Registration Statement on Form S-3 (333-49296).

4.6 Form of Supplemental Indenture, incorporated by reference to Exhibit 4.14 of ConAgra Foods' Registration Statement on Form S-3 (33-56973).

4.7 Form of Notes, incorporated by reference to Exhibit 4.2 of ConAgra Foods' Registration Statement on Form S-3 (33-55626).

4.8 Form of Common Stock Certificate, incorporated by reference to Exhibit 4.6 of ConAgra Foods' Registration Statement on Form S-8 (333-46960).

5.1 Opinion of McGrath North Mullin & Kratz, PC LLO........................

12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges, incorporated by reference to Exhibit 12 of ConAgra Foods' Annual Report on Form 10-K for the fiscal year ended May 26, 2002 and Quarterly Report on Form 10-Q for the quarter ended August 25, 2002.

12.2 Statement  Regarding  Computation  of Pro Forma  Ratio of Earnings to Fixed
     Charges..............................................................

23.1 Consent of McGrath North Mullin & Kratz, PC LLO (included in Exhibit 5.1).

23.2 Consent of Deloitte & Touche LLP.....................................

24   Powers of Attorney.....................................................

25.1 Form  T-1   Statement  of   Eligibility   for  JPMorgan  Chase  Bank,  as
     trustee..............................................................

25.2 Form T-1 Statement of Eligibility  for U.S. Bank National  Association,  as
     trustee..............................................................